PRINCIPAL FUNDS, INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT


AGREEMENT executed as of May 22, 2017, by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called "the Manager"), and BNP
PARIBAS ASSET MANAGEMENT USA, Inc., a corporation organized under the laws of the State of New York (hereinafter called "the Sub-Adviser'').

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Fund of the Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");
and

WHEREAS, the Manager desires to retain the Sub-Adviser to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each series identified in Appendix A (hereinafter called the "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Adviser desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Adviser with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement") with
the Fund;
(b)	The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;
(c)	The Fund's Articles of Incorporation and By-laws;
(d)	Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services provided by the Sub-Adviser.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Adviser
In accordance with and subject to the Management
Agreement, the Manager hereby appoints the Sub-Adviser to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the "Allocated Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services
to be Provided by the Sub-Adviser
	The Sub-Adviser will:
(a)	Provide investment advisory services, including but
not limited to research, advice and supervision for the
Series.
(b)	Furnish to  the  Board  of  Directors  of  the  Fund for
approval  (or  any  appropriate committee  of such
Board), and revise from  time  to time  as economic
conditions
require, a recommended investment program for the
Fund consistent with the Series' investment objective
and policies.Implement the approved investment
program by placing orders for the purchase and sale
of securities without prior consultation with the
Manager and without regard to the length of time the
securities have been held, the resulting rate of
portfolio turnover or any tax considerations,  subject
always to the provisions of the Fund's Articles of
Incorporation and Bylaws, the requirements of the
1940 Act, as each of the same shall be from time to
time in effect.
(d)	Advise and assist the officers of the Fund, as
requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any
appropriate committees of such Board, regarding the
general conduct of the investment business of the
Series.
(e)	Maintain, in connection with the Sub-Adviser's
investment advisory services provided to the Series,
its compliance with the 1940 Act and the regulations
adopted by the Securities and Exchange Commission
thereunder and the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information, subject to receipt
of such additional information as may be required
from the Manager and provided in accordance with
Section 11(d) of this Agreement. The Sub-Adviser has
no responsibility for the maintenance of Fund records
except insofar as is directly related to the services it
provides to the Series.
(f)	Report to the Board of Directors of the Fund at such
times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures
and approved investment program of the Series are
being observed.
(g)	Upon request, provide assistance in the determination
of the fair value of certain securities when reliable
market quotations are not readily available for
purposes of calculating net asset value in accordance
with procedures and methods established by the
Fund's Board of Directors.
(h)	Furnish, at its own expense, (i) all necessary
investment and management facilities, including
salaries of clerical and other personnel required for it
to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of
its duties under this Agreement.
(i)	Open accounts with Foreign Account Tax Compliance
Act ("FATCA") compliant broker-dealers and futures
commission merchants ("broker-dealers"), select
broker- dealers to effect all transactions for the Series,
place all necessary orders with broker-dealers or
issuers (including affiliated broker-dealers), and
negotiate commissions, if applicable. To the extent
consistent with applicable law, purchase or sell orders
for the Series may be aggregated with
contemporaneous purchase or sell orders of other
clients of the Sub-Adviser. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by
the Sub-Adviser in the manner the Sub-Adviser
considers to be the most equitable and consistent
with its fiduciary obligations to the Fund and to other
clients. The Manager recognizes that, in some cases,
this procedure may limit the size of the position that
may be acquired or sold  for the Series. The Sub-
Adviser will report on such allocations at the request
of the Manager, the Fund or the Fund's Board of
Directors providing such information as the number of
aggregated trades to which the Series was a party,
the broker-dealers to whom such trades were directed
and the basis for the allocation for the aggregated
trades. The Sub-Adviser shall use its best efforts to
obtain execution of transactions for the Series at
prices which are advantageous to the Series and at
commission rates that are reasonable in relation to
the benefits received.
However, the Sub-Adviser may select brokers or
dealers on the basis that they provide brokerage,
research or other services or products to the Sub-
Adviser. To the extent consistent with applicable law,
the Sub-Adviser may pay a broker or dealer an
amount of commission for effecting a securities
transaction in excess of the amount of commission or
dealer spread another broker or dealer would have
charged for effecting that transaction if the Sub-
Adviser determines in good faith that such amount of
commission is reasonable in relation to the value of
the brokerage and research products and/or services
provided by such broker or dealer. This determination,
with respect to brokerage and research products
and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with
respect to the Series as well as to accounts over
which they exercise investment discretion. Not all
such services or products need be used by the Sub-
Adviser in managing the Series. In addition, joint
repurchase or other accounts may not be utilized by
the Series except to the extent permitted under
applicable law or under any exemptive order obtained
by the Sub-Adviser provided that all conditions of
such order are complied with.
(j)	Maintain all accounts, books and records with respect
to the Series as are required of an investment adviser
of a registered investment company pursuant to the
1940 Act and Investment Adviser's Act of 1940 (the
"Investment Adviser's Act"), and the rules thereunder,
and furnish the Fund and the Manager with such
periodic and special reports as the Fund or Manager
may reasonably request. In compliance with the
requirements of Rule 31a-3 under the 1940 Act, the
Sub-Adviser hereby agrees that all records that it
maintains for the Series are the property of the Fund,
agrees to preserve for the periods described by Rule
31a-2 under the 1940 Act any records that it
maintains for the Fund and that are required to be
maintained by Rule 31a-1 under the 1940 Act, and
further agrees to surrender promptly to the Fund any
records that it maintains for the Series upon request
by the Fund or the Manager.
(k)	Observe and comply with Rule 17j-1 under the 1940
Act and the Sub-Adviser's Code of Ethics adopted
pursuant to that Rule as the same may be amended
from time to time. The Manager acknowledges receipt
of a copy of Sub-Adviser's current Code of Ethics.
Sub-Adviser shall promptly forward to the Manager a
copy of any material amendment to the Sub-Adviser's
Code of Ethics.
(l)	From time to time as the Manager or the Fund may
request, furnish the requesting party reports on
portfolio transactions and reports on investments held
by the Series, all in such detail as the Manager or the
Fund may reasonably request. The Sub- Adviser will
make available its officers and employees to meet
with the Fund's Board of Directors at the Fund's
principal place of business on due notice to review the
investments of the Series.
(m)	Provide such information as is customarily  provided
by a sub-adviser and may be required for the Fund or
the Manager to comply with their respective
obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Investment
Advisers Act, the Securities Act of 1933, as amended
(the "Securities Act"), and any state securities laws,
and any rule or regulation thereunder. Such
information includes, but is not limited to; the Sub-
Adviser's compliance  manual and policies and
procedures adopted to comply with Rule 206(4)-7 of
the Investment Advisers Act; the Sub-adviser's most
recent annual compliance report or a detailed
summary of such report; timely and complete
responses to Quarterly Compliance Questionnaires
(including the identification of any material compliance
matters and a copy of any material changes to the
Sub-adviser's Rule 206(4)-7 compliance policies and
procedures marked to show changes along with a
written summary of the purpose of such changes),
Annual Proxy Voting Questionnaires, Annual Best
Execution and Soft Dollar Questionnaire, and other
ad-
hoc compliance requests the Manager deems
necessary. Sub-adviser agrees to make available for
review, deficiency letters issued by the Securities and
Exchange Commission and the Sub-adviser's response
to such deficiency letters. Sub-Adviser will advise
Manager of any material changes in Sub-Adviser's
ownership within a reasonable time  after any such
change. Manager acknowledges receipt of Sub-
Adviser's Form ADV more than 48 hours prior to the
execution of this Agreement.
(n)	In connection with Dodd-Frank Wall Street Reform and
Consumer Protection Act of 201O ("Dodd Frank") and
European Market Infrastructure Regulation ("EMIR")
compliance, the Manager consents to and agrees that
the Sub-Adviser and its affiliates or subsidiaries are authorized to provide and disclose information concerning the Manager and the Fund for the purposes
of the meeting applicable transaction and other
reporting requirements related to Dodd-Frank, EMIR or
other regulatory regimes as may be applicable. The
Manager represents and warrants that it will obtain a
Global Markets Entity Identifier ("GMEI") or Legal Entity Identifier ("LEI") and provide it to the Sub-Adviser or has requested and authorized the Sub-Adviser to obtain a
GMEI or LEI on its behalf. The Manager shall promptly
provide the Sub-Adviser with information which may
reasonably be requested by the Sub-Adviser or
regulatory authorities, to comply with Dodd-Frank and
EMIR.
(o)	Have the responsibility and authority to vote proxies
solicited by, or with respect to, the issuers of securities
held in the Series. The Manager shall cause to be
forwarded to Sub-Adviser all proxy solicitation materials
that it receives and shall assist Sub-Adviser in its efforts to conduct the proxy voting process.
3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Adviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life
Insurance Company regarding transactions for the Fund in securities or other assets; provided, however, that Sub-
Adviser may engage an affiliate to perform investment advisory services for the Fund (the "Sub-Advisory Affiliate") and this prohibition shall not apply to consultations with the Sub-Advisory Affiliate.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Adviser hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Adviser
Neither the Sub-Adviser nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Adviser's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Adviser or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Adviser), or affiliates.

6.	Trade Errors
The Sub-Adviser will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Adviser. Notwithstanding Section 5, the Sub-Adviser shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub-Adviser or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Adviser), or affiliates. For purposes under this Section, Trade Errors are defined as errors due to (i) erroneous orders by the Sub-Adviser for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Adviser that result in the purchase or sale of securities for the Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Registration Statement and/or imposed by applicable law or regulation (calculated at the Sub-Adviser's portfolio level), unless otherwise agreed to in writing.

8.	Supplemental  Arrangements
The Sub-Adviser may enter into arrangements with other
persons affiliated with the Sub-Adviser or with unaffiliated third parties to better enable the Sub-Adviser to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Adviser, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the
Fund.
9.	Regulation
The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

10.	Duration and Termination of This Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated, shall continue in effect for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Adviser or the
Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Adviser will continue to act as Sub-Adviser with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub- Adviser or a different manager or Sub-Adviser or other definitive action; provided, that the compensation received by the Sub-Adviser in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Adviser, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

10.	Amendment of this Agreement
No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the
Manager, the Sub-Adviser, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

11.	General Provisions
(a)	Each party agrees to perform such further acts and
execute such further documents as are necessary to
effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions
in this Agreement are included for convenience only
and in no way define or delimit any of the provisions
hereof or otherwise affect their construction or effect.
(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to
the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of
the Manager for this purpose shall be Principal
Financial Group, Des Moines, Iowa 50392-0200, and
the address of the Sub-Adviser shall be BNP PARIBAS
ASSET MANAGEMENT USA, Inc., 200 Park Avenue,
11th Floor, New York, NY 10166,  Attention:   Robin
Meister,   Chief   Legal   and   Compliance   Officer, E-
mail: robin.meister@bnpparibas.com.
(c)	The Sub-Adviser will promptly notify the Manager in
writing of the occurrence of any of the following events:
(1)	the Sub-Adviser fails to be registered as an
investment adviser under the Investment Advisers
Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its
obligations under this Agreement.
(2)	the Sub-Adviser is served or otherwise receives
notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of
the Fund.
(d)	The Manager shall provide (or cause the Series
custodian to provide) timely information to the Sub-
Adviser regarding such matters as the composition of
the assets of the Series, cash requirements and cash
available for investment in the Series, and all other
reasonable information as may be necessary for the
Sub-Adviser to perform its duties and responsibilities
hereunder.
(e)	The Sub-Adviser represents that it will not enter into
any agreement, oral or written, or other understanding
under which the Fund directs or is expected to direct
portfolio securities transactions, or any remuneration, to
a broker or dealer in consideration for the promotion or
sale of Fund shares or  shares issued by any other
registered investment company. Sub-adviser further
represents that it is contrary to the Sub- adviser's
policies to permit those who select brokers or dealers
for execution of fund portfolio securities transactions to
take into account the broker or dealer's promotion or
sale of Fund shares or shares issued by any other
registered investment company.
(f)	The Sub-Adviser agrees that neither it nor any of its
affiliates will in any way refer to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.
(g)	This Agreement contains the entire understanding and
agreement of the parties.
(h)	Each party represents and warrants that:
(1)	it has full legal capacity, power and authority to enter
into this Agreement and perform its obligations
hereunder;
(2)	this Agreement, when executed, will constitute its
legal, valid, binding and enforceable obligations in
accordance with its terms and conditions; and
(3)	any person signing this Agreement on its behalf has
full power and authority to do so in accordance with
applicable laws.
(i)	The Sub-Adviser is authorized to enter into such
agreements and provide other documentation as may be necessary to enable the employment of derivatives strategies with respect to a Series, including but not limited to International Swaps and Derivatives
Association Master Agreements and commodity interest client agreements and to bind the Series to such agreements

12.	CFTC
The Sub-Adviser acknowledges Manager's representation that the Diversified Real Asset Fund series does not rely on the exclusion from the definition of "commodity pool operator' under Section 4.5 of the General Regulations under the Commodity Exchange Act (the CEA).

The Sub-Adviser represents that it is a commodity trading adviser duly registered with the Commodity Futures Trading Commission and is a member in good standing of the National Futures Association (the NFA) or is relying on an exemption from registration as a commodity trading adviser.
As applicable, the Sub-Adviser shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading adviser during the term of this Agreement. Further, the Sub-Adviser agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub-Adviser under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Sub-Adviser's commodity trading adviser registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which the Sub-Adviser is subject or has been advised it is a target.

MANAGER SHOULD ALSO BE AWARE THAT THIS COMMODITY
TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN
FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON
MARKETS LOCATED OUTSIDE THE UNITED STATES,
INCLUDING MARKETS FORMALLY LINKED TO A UNITED
STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH
OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER,
UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE
TO COMPEL THE ENFORCEMENT OF THE RULES OF
REGULATORY AUTHORITIES OR MARKETS IN NON UNITED
STATES JURISDICTIONS WHERE CLIENT TRANSACTIONS MAY
BE EFFECTED. BEFORE CLIENT TRADES, CLIENT SHOULD
INQUIRE ABOUT ANY RULES RELEVANT TO CLIENT'S
PARTICULAR CONTEMPLATED TRANSACTIONS AND ASK THE
FIRM WITH WHICH CLIENT INTENDS TO TRADE FOR DETAILS
ABOUT THE TYPES OF REDRESS AVAILABLE IN BOTH
CLIENT'S LOCAL AND OTHER RELEVANT JURISDICTIONS.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY
FUTURES TRADING COMMISSION (THE "COMMISSION") IN
CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE
PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS
NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE
COMMISSION. THE COMMISSION DOES NOT PASS UPON THE
MERITS OF PARTICIPATING IN A TRADING PROGRAM OR
UPON THE ADEQUACY OR ACCURACY OF COMMODITY
TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE
COMMODITY FUTURES TRADING COMMISSION HAS NOT
REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS
BROCHURE OR ACCOUNT DOCUMENT.

Executed:	22 May 2017		Effective Date:
22 May 2017
IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


Principal Global Investors, LLC




By:
/s/ Michael J. Beer


Michael J. Beer, Executive Director-Principal


Funds




By:
/s/ Adam U. Shaikh


Adam U. Shaikh, Counsel


BNP PARIBAS ASSET MANAGEMENT USA, INC.




By:
/s/ Robin Meister


Robin Meister, Chief Legal & Compliance Officer






APPENDIX A

[Intentionally Omitted]



APPENDIX B
Effective Date and Initial Term of
Sub-Advisory Agreement for each Series
Series
Effective Date
Initial Term
Diversified Real Asset Fund
May 22, 2017
2 Years





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